Exhibit 99(a)

Investor Contact:	Kenneth R. Bowling	Media Contact:	Teresa A. Huffman
	Chief Financial Officer		Vice President, Human Resources
	336-881-5630		336-889-5161

CULP ANNOUNCES RESULTS FOR THIRD QUARTER FISCAL 2018

HIGH POINT, N.C. (February 28, 2018) ─ Culp, Inc. (NYSE: CULP) today reported financial and operating results for the third quarter and nine months ended January 28, 2018.

Fiscal 2018 Third Quarter Highlights

▪	Net sales were $85.3 million, up 12.0 percent, with mattress fabric sales up 6.8 percent and upholstery fabric sales up 19.9 percent compared with the third quarter last year.

▪	Pre-tax income was $7.5 million, up 7.5 percent compared with $7.0 million in the third quarter of fiscal 2017.

▪
Net loss (GAAP) was $748,000, or $0.06 per diluted share, which includes the $5.9 million, or $0.48 per diluted share impact of the 2017 Tax Cuts and Jobs Act (“TCJA”), compared with net income of $6.3 million, or $0.51 per diluted share, in the prior year period.

▪	Adjusted net income (non-GAAP), which excludes the impact of TCJA, was $5.2 million, or $0.42 per diluted share. (See the reconciliation to net income on page 8.)

▪
The company’s financial position reflected no outstanding debt and total cash and investments of $55.7 million, up from $48.9 million a year ago.  (See summary of cash and investments table on page 9.)  The $55.7 million was achieved despite spending $10.4 million on capital expenditures, including vendor financed payments, and $5.7 million in dividends during the first nine months of this fiscal year.

Fiscal 2018 Year to Date Highlights

▪
Year to date net sales were $245.5 million, up 5.7 percent from the same period a year ago, with mattress fabric sales up 2.9 percent and upholstery fabric sales up 10.3 percent over the same period a year ago.

▪	Pre-tax income was $20.4 million, down 10.0 percent compared with $22.7 million for the same period last year.

▪
Net income (GAAP) was $8.2 million, or $0.65 per diluted share, which includes the $5.9 million, or $0.47 per diluted share impact of the TCJA, compared with net income of $16.1 million, or $1.29 per diluted share, in the prior year period.

▪	Adjusted net income (non-GAAP), which excludes the impact of the TCJA, was $14.2 million, or $1.12 per diluted share. (See the reconciliation to net income on page 8.)

▪	Annualized consolidated return on capital was 26 percent, compared with 32 percent for the same period a year ago.

▪
For the first nine months of fiscal 2018, the company paid $5.7 million in dividends, of which $2.6 million was for a special dividend.  Since June 2011, the company has returned a total of approximately $52.0 million to shareholders in the form of regular quarterly and special dividends and share repurchases.

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CULP Announces Results for Third Quarter Fiscal 2018

February 28, 2018

Financial Outlook

▪
The projection for the fourth quarter of fiscal 2018 is for overall sales to be comparable with the previous year’s fourth quarter.  Pre-tax income for the fourth quarter of fiscal 2018 is expected to be in the range of $7.0 million to $7.6 million. Pre-tax income for the fourth quarter of fiscal 2017 was $7.0 million.

▪	The projection for the full year is for overall sales to be slightly higher than last year.

▪	Pre-tax income for the full year is expected to be $27.4 million to $28.0 million, compared with $29.7 million in fiscal 2017, the highest annual pre-tax income in Culp’s history.

Third Quarter Fiscal 2018 Financial Results

For the third quarter ended January 28, 2018, net sales were $85.3 million, a 12.0 percent increase compared with $76.2 million a year ago. The company reported a net loss of $748,000, or $0.06 per diluted share, for the third quarter of fiscal 2018, compared with net income of $6.3 million, or $0.51 per diluted share, for the third quarter of fiscal 2017.  Adjusted net income, excluding the impact of the recently enacted TCJA (see additional discussion below) was $5.2 million, or $0.42 per diluted share.  Income taxes for the third quarter of fiscal 2018 were $8.2 million compared with $643,000 for the prior year period.  Included in the $8.2 million in income taxes was a $5.9 million charge related to the TCJA, while the $643,000 in income taxes for last year’s third quarter included a $2.1 million reversal of an uncertain tax position associated with a foreign jurisdiction in which the statute of limitations expired.

2017 Tax Cuts and Jobs Act

The results for the third quarter of fiscal 2018 included a provisional charge of $5.9 million, or $0.48 per diluted share, related to the TCJA enacted in December 2017.  This amount includes a provisional $4.8 million charge for the mandatory repatriation of undistributed earnings and profits associated with the company’s foreign subsidiaries and a provisional $1.1 million net charge for the revaluation of the company’s U.S. deferred income taxes and reduction in the annual effective income tax rate.  As provided in the TCJA, the deemed repatriation tax will be paid over eight years.  In order to determine the company’s $5.9 million charge associated with the TCJA, estimates were required based on projections for U.S. taxable income, capital expenditures, working capital, employee compensation and cash flow requirements of the company’s U.S. parent and foreign subsidiaries.  These estimates may change based on actual versus projected results.  Revisions to the company’s estimates will be recorded during the measurement period allowed by the Securities and Exchange Commission, which is not to extend beyond one year from the enactment date.  (See the reconciliation to net income on page 8.)

Overview

Commenting on the results, Frank Saxon, president and chief executive officer of Culp, Inc., said, “Our third quarter was highlighted by higher than expected sales, and we are pleased with the strong financial and operating performance for both of our operating segments.  Our mattress fabrics sales showed solid year-over-year improvement, in spite of a more challenging marketplace and weather-related disruptions.  Sales of upholstery fabrics were exceptionally strong, as many customers were ordering ahead of the Chinese New Year holiday that started in February as opposed to January last year.  For both businesses, we continued to drive product innovation and creativity and provide a diverse product mix that meets the changing demands of our customers.  Our efficient and global manufacturing platform supports our strategic initiatives, and we have continued to make the sound investments to enhance our operating efficiencies and customer service.  Importantly, we have also maintained a strong financial position in fiscal 2018, providing the flexibility to capitalize on new growth opportunities, including strategic acquisitions.”

Mattress Fabrics Segment

Mattress fabrics sales for the third quarter were $49.0 million, up 6.8 percent compared with $45.9 million for the third quarter of fiscal 2017.

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CULP Announces Results for Third Quarter Fiscal 2018

February 28, 2018

“We had a solid third quarter financial and operating performance in mattress fabrics, with higher than expected sales,” said Iv Culp, president of Culp’s mattress fabrics division.  “These results reflect our ability to execute our strategy, in spite of an uncertain marketplace, seasonal holiday plant closures and some additional weather-related disruptions that occurred at the end of the quarter.  New product roll-outs of mattress covers and other new fabric programs were the key drivers of our strong sales performance.  With our strategic focus on creative designs and an innovative and diverse product offering, we have continued to outperform reported mattress industry trends throughout fiscal 2018.

“Our enhanced global manufacturing and distribution platform supports our sales efforts with outstanding customer service and delivery performance.  Our operations performed well following the completion of a period of major transformation across our North American manufacturing operations, which included significant capital improvement projects and supply chain enhancements.  We achieved solid profitability with higher operating income and consistent operating margins compared with the previous year period.  Importantly, with our capital improvement projects and facility and equipment relocations behind us, we have started to realize greater operating efficiencies with favorable results.  We are pleased with our progress, and we remain focused on continuous improvement initiatives across our global platform that will further enhance our strong value proposition.

“Design and innovation continue to distinguish Culp in the marketplace and remain our top priorities to meet customer style preferences and changing demand trends.  With a full complement of mattress fabrics and sewn covers across all price points, we have continued to successfully execute our product diversification strategy.  We are especially pleased with the performance of CLASS, our mattress cover business, with a solid sales and profit contribution for the third quarter.  We have continued to gain market share in mattress covers with increased sales to both traditional customers and new customer markets, including the fast growing boxed bedding space.  Our new joint venture mattress cover production facility in Haiti complements our existing production capacity and further enhances our ability to expand our CLASS business and remain cost competitive.  We have commenced production and started to ship products from Haiti, and we intend to gradually add more capacity to meet expected customer demand.

“In line with our product diversification strategy, we recently launched a new line of bedding accessories, including mattress pads and protectors, at the latest Las Vegas Market.  This new line, being offered directly to bedding accessory retailers under the brand name ‘Comfort Supply Company by Culp’, introduces highly stylized, design-driven products to the bedding accessories category.  We are excited about the growth potential for this innovative new product line and expect to begin sales in early fiscal 2019.

“Looking ahead, we have a solid competitive position with a diverse product offering, exceptional customer service and an enhanced, sustainable platform that will favorably position Culp for the long-term,” said Culp.

Upholstery Fabrics Segment

Sales for this segment were $36.3 million for the third quarter, up 19.9 percent compared with sales of $30.2 million in the third quarter of fiscal 2017. “We are very pleased with the strong financial performance for upholstery fabrics for the third quarter, with higher than expected sales and solid profits,” said Boyd Chumbley, president of Culp’s upholstery fabrics division. “The solid profits were achieved despite pressure from unfavorable China currency exchange rate trends.  Our product-driven strategy and ability to offer an innovative and diverse product line have been key drivers of our recent success in the marketplace.  We continue to see positive sales trends with LiveSmart®, our ‘performance’ line of highly durable, stain-resistant fabrics.  Our focused marketing efforts have produced favorable results as more manufacturers are featuring these innovative fabrics, and we are encouraged by the strong customer placements heading into the April furniture market. Additionally, upholstery fabrics shipments were stronger in January heading into the Chinese New Year holiday, which took place entirely in February this year.  Many of our customers were moving business forward in advance of the plant shutdowns in order to meet anticipated demand.  While this pushed our sales higher for the third quarter, we expect this pace will slow down in the fourth quarter with the disruption of February production in China.

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CULP Announces Results for Third Quarter Fiscal 2018

February 28, 2018

“In addition to improved sales from our residential market customers, we had solid growth in sales of fabrics designed for the hospitality market.  As we continue to diversify our customer base, we believe the hospitality market will offer significant growth opportunities for Culp.  We are actively pursuing acquisition opportunities in this market that would broaden our product capabilities and complement Culp’s core strengths of design, product innovation and a substantial global platform,” added Chumbley.

Balance Sheet

“Our strong financial position continues to be an important advantage for Culp in fiscal 2018,” said Ken Bowling, senior vice president and chief financial officer of Culp, Inc. “As of the end of the third quarter, we reported no outstanding debt on our line of credit and $55.7 million in total cash and investments, up from $48.9 million a year ago.  Through the first nine months of fiscal 2018, we made capital investments of $10.4 million, including vendor-financed payments, and returned $5.7 million to shareholders in regular and special dividends.”

Dividends and Share Repurchases

The company announced that its Board of Directors has approved the payment of a quarterly cash dividend of $0.09 per share. This compares with $0.08 per share paid for the same period last year, reflecting an increase of 12.5 percent. The dividend is to be paid on or about April 16, 2018, to shareholders of record as of the close of business on April 2, 2018.  Future dividend payments are subject to board approval and may be adjusted at the board’s discretion as business needs or market conditions change.

The company did not repurchase any shares through the first nine months of fiscal 2018, leaving $5.0 million available under the share repurchase program approved by the Board in June 2016.

Since June 2011, the company has returned a total of approximately $52.0 million to shareholders in the form of regular quarterly and special dividends and share repurchases.

Financial Outlook

Commenting on the outlook for the fourth quarter of fiscal 2018, Bowling remarked, “We expect overall sales to be comparable with the fourth quarter of last fiscal year.  For the year, we expect overall fiscal 2018 annual sales to be slightly higher than last year’s annual sales.

“We expect fourth quarter sales in our mattress fabrics business to be comparable with the same period a year ago, which was an exceptionally strong fourth quarter performance.  As we begin the fourth quarter, we are experiencing some softness in demand for mattress covers.  Operating income and margins are expected to show modest improvement over last year, as we continue to realize more efficiencies from our strategic capital investments.

“For the full fiscal year, we expect mattress fabrics sales to be comparable with last year, while operating income and margins are expected to be somewhat lower than last fiscal year.

“In our upholstery fabrics business, we expect fourth quarter sales to be slightly higher compared with the previous year’s fourth quarter results, even with the expected impact from the Chinese New Year holiday. We believe the upholstery fabrics segment’s operating income and margins will be down slightly over last year, primarily due to unfavorable China currency exchange rate trends.

“For the full fiscal year, we expect upholstery fabrics sales to be moderately higher compared with last fiscal year.  Operating income is expected to be comparable to last year, while margins in this segment are expected to be slightly down, affected by an unfavorable China foreign exchange rate.

“Considering these factors, the company expects to report pre-tax income for the fourth quarter in the range of $7.0 million to $7.6 million.  Pre-tax income for last year’s fourth quarter was $7.0 million. For full year fiscal 2018, we expect pre-tax income in the range of $27.4 million to $28.0 million.

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CULP Announces Results for Third Quarter Fiscal 2018

February 28, 2018

“With respect to our ongoing income tax rate, we estimate that our income tax rate for the fourth quarter of this fiscal year will be in the range of 29 percent to 32 percent, while the income tax rate for fiscal 2019 will be in the range of 26 percent to 29 percent.  These ranges are subject to revisions to our provisional estimates made in connection with the TCJA.

“Looking at the full year, capital expenditures for fiscal 2018, including vendor-financed payments, are expected to be comparable to fiscal 2017 and mostly related to additional improvement projects for mattress fabrics.  Additionally, we expect another good year of cash flow, even with the anticipated level of capital expenditures and modest growth in working capital,” Bowling added.

About the Company

Culp, Inc. is one of the world's largest marketers of mattress fabrics for bedding and upholstery fabrics for residential and commercial furniture.  The company markets a variety of fabrics to its global customer base of leading bedding and furniture companies, including fabrics produced at Culp’s manufacturing facilities and fabrics sourced through other suppliers.  Culp has operations located in the United States, Canada, China and Haiti.

About Non-GAAP Financial Information

This news release and the related Financial Information Release present proforma adjusted net income, which is a non-GAAP measure that eliminates income tax expense associated with the TCJA. The company has included this proforma information in order to exclude the income tax effects of the TCJA that are not expected to occur on a regular basis.  For a reconciliation of proforma adjusted net income to GAAP net income, see the Financial Information Release issued as a part of this release and the Form 8-K filed by the company with the SEC today.  Management believes this presentation is useful to investors in that it aids in the comparison of financial results among comparable financial periods.  However, this information should not be viewed as a substitute for net income calculated in accordance with GAAP.  In addition, calculation of the income tax expense associated with the TCJA involves numerous estimates and assumptions, which management has made in good faith, but which may change.

This news release and the related Financial Information Release contain disclosures about free cash flow, a non-GAAP liquidity measure that we define as net cash provided by operating activities, less cash capital expenditures, less investment in unconsolidated joint venture, plus any proceeds from sales of equipment, plus any proceeds from life insurance policies, less premium payments on our life insurance policy, less payments on vendor-financed capital expenditures, less the purchase of long-term investments associated with our Rabbi Trust, plus proceeds from the sale of long-term investments associated with our Rabbi Trust, and plus or minus the effects of exchange rate changes on cash and cash equivalents.  Details of these calculations and a reconciliation to information from our GAAP financial statements are set forth in the Financial Information Release.  Management believes the disclosure of free cash flow provides useful information to investors because it measures our available cash flow for potential debt repayment, stock repurchases, dividends, and additions to cash and cash equivalents.  We note, however, that not all of the company’s free cash flow is available for discretionary spending, as we may have mandatory debt payments and other cash requirements that must be deducted from our cash available for future use.  In operating our business, management uses free cash flow to make decisions about what commitments of cash to make for operations, such as capital expenditures (and financing arrangements for these expenditures), purchases of inventory or supplies, SG&A expenditure levels, compensation, and other commitments of cash, while still allowing for adequate cash to meet known future commitments for cash, such as debt repayment, and also for making decisions about dividend payments and share repurchases.

             The news release and Financial Information Release contain disclosures about return on capital, both for the entire company and for individual business segments.  The company defines return on capital as operating income (on an annualized basis if at a point other than the end of the fiscal year) divided by average capital employed.  Operating income excludes certain non-recurring charges, and average capital employed is calculated over rolling two – five fiscal periods, depending on which quarter is being presented.  Details of these calculations and a reconciliation to information from our GAAP financial statements are set forth in the Financial Information Release.  We believe return on capital is an accepted measure of earnings efficiency in relation to capital employed, but it is a non-GAAP performance measure that is not defined or calculated in the same manner by all companies.  This measure should not be considered in isolation or as an alternative to net income or other performance measures, but we believe it provides useful information to investors by comparing the operating income we produce to the asset base used to generate that income.  Also, annualized operating income does not necessarily indicate results that would be expected for the full fiscal year.  We note that, particularly for return on capital measured at the segment level, not all assets and expenses are allocated to our operating segments, and there are assets and expenses at the corporate (unallocated) level that may provide support to a segment’s operations and yet are not included in the assets and expenses used to calculate that segment’s return on capital.  Thus, the average return on capital for the company’s segments will generally be different from the company’s overall return on capital.  Management uses return on capital to evaluate the company’s earnings efficiency and the relative performance of its segments.

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CULP Announces Results for Third Quarter Fiscal 2018

February 28, 2018

This news release and the related Financial Information Release contains disclosures about our Adjusted EBITDA, which is a non-GAAP performance measure that reflects net income excluding tax expenses and net interest expense, as well as depreciation and amortization expense and stock based compensation expense.  Details of these calculations and a reconciliation to information from the company’s GAAP financial statements is set forth in the Financial Information Release.  We believe presentation of Adjusted EBITDA is useful to investors because earnings before interest, income taxes, depreciation and amortization, and similar performance measures that exclude certain charges from earnings, are often used by investors and financial analysts in evaluating and comparing companies in our industry.  We note, however, that such measures are not defined uniformly by various companies, with differing expenses being excluded from net income to calculate these performance measures.  For this reason, Adjusted EBITDA should not be viewed in isolation by investors and should not be used as a substitute for net income calculated in accordance with GAAP, nor should it be used for direct comparisons with similarly titled performance measures reported by other companies.  Use of Adjusted EBITDA as an analytical tool has limitations in that this measure does not reflect all expenses that are necessary to fund and operate our business, including funds required to pay taxes, service our debt, and fund capital expenditures, among others.  Management uses Adjusted EBITDA to help it analyze the company’s earnings and operating performance, by excluding the effects of expenses that depend upon capital structure and debt level, tax provisions, and non-cash items such as depreciation, amortization and stock based compensation expense that do not require immediate uses of cash.

About Forward Looking Statements

This release contains forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934).  Such statements are inherently subject to risks and uncertainties.  Further, forward looking statements are intended to speak only as of the date on which they are made, and we disclaim any duty to update such statements.  Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often but not always characterized by qualifying words such as “expect,” “believe,” “estimate,” “plan” and “project” and their derivatives, and include but are not limited to statements about expectations for our future operations, production levels, sales, profit margins, profitability, operating income, capital expenditures, working capital levels, income taxes, SG&A or other expenses, pre-tax income, earnings, cash flow, and other performance measures, as well as any statements regarding potential acquisitions, future economic or industry trends or future developments. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions, as well as our success in finalizing acquisition negotiations.  Decreases in these economic indicators could have a negative effect on our business and prospects.  Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect us adversely. Changes in consumer tastes or preferences toward products not produced by us could erode demand for our products. Changes in the value of the U.S. dollar versus other currencies could affect our financial results because a significant portion of our operations are located outside the United States. Strengthening of the U.S. dollar against other currencies could make our products less competitive on the basis of price in markets outside the United States, and strengthening of currencies in Canada and China can have a negative impact on our sales of products produced in those places. Also, economic and political instability in international areas could affect our operations or sources of goods in those areas, as well as demand for our products in international markets. Further information about these factors, as well as other factors that could affect our future operations or financial results and the matters discussed in forward-looking statements, is included in Item 1A “Risk Factors” in our Form 10-K filed with the Securities and Exchange Commission on July 14, 2017 for the fiscal year ended April 30, 2017. In addition, please note that the company is not responsible for changes made to this release by wire services, internet services, or other media.

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CULP Announces Results for Third Quarter Fiscal 2018

February 28, 2018

CULP, INC.
Condensed Financial Highlights
(Unaudited)

	Three Months Ended		Nine Months Ended
	January 28,	January 29	January 28,	January 29,
	2018	2017	2018	2017

Net sales	$85,310,000	$76,169,000	$245,541,000	$232,194,000
Income before income taxes	$7,516,000	$6,990,000	$20,416,000	$22,696,000
Income taxes	$8,208,000	$643,000	$11,956,000	$6,560,000
Net (loss) income	$(748,000)	$6,347,000	$8,211,000	$16,136,000
Net (loss) income per share:
Basic	$(0.06)	$0.52	$0.66	$1.31
Diluted	$(0.06)	$0.51	$0.65	$1.29

Average shares outstanding:
Basic	12,436,000	12,313,000	12,245,000	12,302,000
Diluted	12,436,000	12,544,000	12,626,000	12,517,000

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CULP Announces Results for Third Quarter Fiscal 2018

February 28, 2018

PROFORMA CONSOLIDATED INCOME TAXES AND NET (LOSS) INCOME
FOR THREE MONTHS ENDED JANUARY 28, 2018
(UNAUDITED)
(Amounts in Thousands, Except for Per Share Data)

	As Reported		January 28, 2018
	January 28,	(1)	Proforma Net
	2018	Adjustments	of Adjustments

Income before income taxes	$7,516	-	$7,516

Income taxes*	8,208	(5,939)	2,269

Loss from investment in unconsolidated joint venture	56	-	56
Net (loss) income	$(748)	5,939	$5,191

Net (loss) income per share-basic	$(0.06)	$0.48	$0.42
Net (loss) income per share-diluted	$(0.06)	$0.48	$0.42
Average shares outstanding-basic	12,436	12,436	12,436
Average shares outstanding-diluted	12,436	12,436	12,436

(1)
Adjustments represent the income tax effects of the Tax Cuts and Jobs Act (TCJA) enacted on December 22, 2017, of which $4.8 million pertains to the mandatory repatriation of undistributed earnings and profits associated with our foreign subsidiaries and $1.1 million pertains to the revaluation of our U.S. deferred income taxes and reduction in our annual effective income tax rate pursuant to the TCJA.

No proforma adjustments were applicable for the comparative three-month period ending January 29, 2017, as the TCJA was not enacted or effective prior to December 22, 2017.
See the consolidated income statement for the three-month period ending January 29, 2017, for reported amounts.

PROFORMA CONSOLIDATED INCOME TAXES AND NET INCOME
FOR NINE MONTHS ENDED JANUARY 28, 2018
(UNAUDITED)
(Amounts in Thousands, Except for Per Share Data)

	As Reported		January 28, 2018
	January 28,	(1)	Proforma Net
	2018	Adjustments	of Adjustments

Income before income taxes	$20,416	-	$20,416

Income taxes*	11,956	(5,939)	6,017

Loss from investment in unconsolidated joint venture	249	-	249
Net income	$8,211	5,939	$14,150

Net income per share-basic	$0.66	$0.48	$1.14
Net income per share-diluted	$0.65	$0.47	$1.12
Average shares outstanding-basic	12,425	12,425	12,425
Average shares outstanding-diluted	12,626	12,626	12,626

(1)
Adjustments represent the income tax effects of the Tax Cuts and Jobs Act (TCJA) enacted on December 22, 2017, of which $4.8 million pertains to the mandatory repatriation of undistributed earnings and profits associated with our foreign subsidiaries and $1.1 million pertains to the revaluation of our U.S. deferred income taxes and reduction in our annual effective income tax rate pursuant to the TCJA.

No proforma adjustments were applicable for the comparative nine-month period ending January 29, 2017, as the TCJA was not enacted or effective prior to December 22, 2017.
See the consolidated income statement for the nine-month period ending January 29, 2017 for reported amounts.

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CULP Announces Results for Third Quarter Fiscal 2018

February 28, 2018

Summary of Cash and Investments
January 28, 2018, January 29, 2017 and April 30, 2017
(Unaudited)
(Amounts in thousands)

		Amounts
	January 28,	January 29,	April 30,
	2018	2017	2017*

Cash and cash equivalents	$22,428	$15,659	$20,795
Short-term investments - Available for Sale	2,472	2,410	2,443
Short-term investments - Held-To-Maturity	17,206	-	-
Long-term investments - Held-To-Maturity	13,625	30,832	30,945
Total Cash and Investments	$55,731	$48,901	$54,183

* Derived from audited financial statements.

Reconciliation of Free Cash Flow
For the Nine Months Ended January 28, 2018, and January 29, 2017
(Unaudited)
(Amounts in thousands)

	Nine Months Ended	Nine Months Ended
	January 28, 2018	January 29, 2017

Net cash provided by operating activities	$21,469	$24,712
Minus: Capital Expenditures	(6,657)	(9,253)
Minus: Investment in unconsolidated joint venture	(661)	(600)
Minus: Premium payment on life insurance policy	(18)	(18)
Plus: Proceeds from the sale of equipment	6	80
Minus: Payments on vendor-financed capital expenditures	(3,750)	(1,050)
Plus: Proceeds from the sale of long-term investments (Rabbi Trust)	57	-
Minus: Purchase of long-term investments (Rabbi Trust)	(1,699)	(1,431)
Effect of exchange rate changes on cash and cash equivalents	64	27

Free Cash Flow	$8,811	$12,467

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CULP Announces Results for Third Quarter Fiscal 2018

February 28, 2018

Reconciliation of Return on Capital
For the Nine Months Ended January 28, 2018, and January 29, 2017
(Unaudited)
(Amounts in thousands)

	Nine Months Ended	Nine Months Ended
	January 28, 2018	January 29, 2017

Consolidated Income from Operations	$20,997	$22,908
Average Capital Employed (2)	106,297	94,211

Return on Average Capital Employed (1)	26.3%	32.4%

Average Capital Employed

	January 28, 2018	October 29, 2017	July 30, 2017	April 30, 2017

Total assets	$216,844	$201,043	$207,904	$205,634
Total liabilities	(64,662)	(47,963)	(58,227)	(57,004)

Subtotal	$152,182	$153,080	$149,677	$148,630
Less:
Cash and cash equivalents	(22,428)	(15,739)	(18,322)	(20,795)
Short-term investments - Available for Sale	(2,472)	(2,478)	(2,469)	(2,443)
Short-term investments - Held-to-Maturity	(17,206)	(4,015)	-	-
Long-term investments - Held-to-Maturity	(13,625)	(26,853)	(30,907)	(30,945)
Long-term investments - Rabbi Trust	(7,176)	(6,921)	(6,714)	(5,466)
Deferred income taxes - non-current	(1,942)	(491)	(436)	(419)
Income taxes payable - current	1,580	692	884	287
Income taxes payable - long-term	10,940	487	487	467
Deferred income taxes - non-current	2,096	4,641	4,253	3,593
Line of credit	-	-	5,000	-
Deferred compensation	7,216	6,970	6,769	5,520
Total Capital Employed	$109,165	$109,373	$108,222	$98,429

Average Capital Employed (2)	$106,297

	January 29, 2017	October 30, 2016	July 31, 2016	May 1, 2016

Total assets	$191,056	$179,127	$183,360	$175,142
Total liabilities	(48,742)	(43,178)	(51,925)	(46,330)

Subtotal	$142,314	$135,949	$131,435	$128,812
Less:
Cash and cash equivalents	(15,659)	(13,910)	(45,549)	(37,787)
Short-term investments - Available for Sale	(2,410)	(2,430)	(2,434)	(4,359)
Long-term investments - Held-To-Maturity	(30,832)	(31,050)	-	-
Long-term investments - Rabbi Trust	(5,488)	(4,994)	(4,611)	(4,025)
Income taxes receivable	-	-	-	(155)
Deferred income taxes - non-current	(422)	(581)	(1,942)	(2,319)
Income taxes payable - current	217	513	358	180
Income taxes payable - long-term	1,817	3,734	3,779	3,841
Deferred income taxes - non-current	2,924	1,699	1,532	1,483
Line of credit	-	-	7,000	-
Deferred compensation	5,327	5,171	5,031	4,686
Total Capital Employed	$97,788	$94,101	$94,599	$90,357

Average Capital Employed (2)	$94,211

Notes:

(1)
Return on average capital employed represents operating income for the nine month periods ending January 28, 2018 and January 29, 2017 divided by three quarters times four quarters to arrive at an annualized value then divided by average capital employed. Average capital employed does not include cash and cash equivalents, short-term investments - Available for Sale, short-term investments - Held-To-Maturity, long-term investments - Held-To-Maturity, long-term investments (Rabbi Trust), noncurrent deferred income tax assets and liabilities, income taxes receivable and payable, line of credit, and deferred compensation.

(2)	Average capital employed used for nine months ending January 28, 2018 was computed using the four quarterly periods ending January 28, 2018. October 29, 2017, July 30, 2017 and April 30, 2017.
Average capital employed used for nine months ending January 29, 2017 was computed using the four quarterly periods ending January 29, 2017, October 30, 2016, July 31, 2016 and May 1, 2016.

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